EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8, File Nos. 333-180476 and 333-1906767 of West End Indiana Bancshares, Inc. of our report dated March 28, 2014, on our audits of the consolidated financial statements of West End Indiana Bancshares, Inc. as of and for the years ended December 31, 2013 and 2012, which report is included in the Annual Report on Form 10-K of West End Indiana Bancshares, Inc. for the year ended December 31, 2013.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

March 28, 2014